Exhibit 99.2

SOHU.COM

FIRST QUARTER 2004 EARNINGS REPORT

CONFERENCE CALL

Conference Call Script

Date: April 29, 2004 Hong Kong Time Zone Time: 9:30 AM Hong Kong Time

Date: April 28, 2004 Eastern Time Zone Time: 9:30 PM Eastern Time

Live conference call:

Hong Kong Toll Number: +852-2258-4002

China (North) Toll Free Number: 10800-852-0823

China (South) Toll Free Number: 10800-152-0823

U.S.A Toll Number: +1-210-234-0000

Passcode: 3371570

Operator: Turns over call to Caroline

Caroline Straathof, conference leader:

Thank you for joining Sohu.com to discuss the financial results for the First Quarter 2004. Online today are Charles Zhang, CEO and Chairman of the Board, Victor Koo, President and Chief Operating Officer and Carol Yu, Chief Financial Officer. Before the management presentations I would like to read you the Safe Harbor Statement in connection with today’s conference call.

Except for the historical information contained herein, the matters discussed in this conference call are forward looking statements.

These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.

Potential risks and uncertainties include, but are not limited to, Sohu’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, mobile phone related e-subscriptions revenue and e-commerce for its revenues. Further information regarding these and other risks is included in Sohu’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission

Thank you for your patience. Now, let me turn the call to Charles Zhang, CEO and Chairman of the board,

Charles?

Charles Zhang:

Thank you all for being on our earnings call today. My special appreciation goes to listeners on the US East Coast where it is already late in the evening. Thank you for bearing with us on the timing of the call.

We are pleased to report another positive quarter of top-line growth. Corporate brand advertising and sponsored search are growing well thanks to our leading market position in online media and the smooth integration of our two recent website acquisitions. On the non-advertising or consumer side of our business we are in the process of building to reach higher ground in the second half of 2004.

Our business fundamentals are stronger than ever. Our management team has been strengthened with the promotion of Victor Koo, who is now President and COO and the appointment of Carol Yu as CFO. We are committed to building a long-term sustainable growth model from the tremendous opportunity the Internet in China offers us.

The first quarter results reflect consistent strength in our core businesses of Online Advertising and Sponsored Search. This is a core competitive advantage for Sohu because of the high barrier to entry and our consolidated market position that is difficult to replicate.

We believe they will continue to be important growth drivers for 2004 and beyond.

The reasons why I believe Online Advertising and Sponsored Search will be important growth drivers are the following:

1)	Over past 3 years Sohu has been steadily gaining market share in Online Advertising and we expect this trend to continue.

2)	Our core competence in Advertising is further strengthened by the smooth integration of 2 websites we acquired in late 2003, 17173.com and Focus.cn. We see strong and immediate synergies from these strategic acquisitions

•	First of all, the acquisitions are proving their worth in propelling us into #1 ranking as an Internet-based media platform. We are reclaiming top leadership as largest web property in China In EACH of the first 3 months of 2004 the Sohu properties ranked Number One in Reach in the iResearch/Alexa.com rankings.

•	Secondly, the 2 acquired websites have contributed to top-line growth in Q1 and will continue to do so for the remainder of 2004.

3)	In Sponsored Search, we are proud to announce that our in-house Search capabilities now complete with the launch of internally developed Web-page Search functions. We believe even more advertising retail clients and users will recognize the strength and quality of our Search product.

Our progress on all these fronts strengthens our leading position and competitive advantage in Advertising and Search.

On the non-advertising or consumer side of the business, our online game and e-commerce are progressing according to plan. We are going through a transition in wireless business. We face only short-term transitional issues. But we believe we are following the right strategy and plan of attack in product development and marketing, which will bring results. We believe growth in our wireless business will pick up in the second half of 2004.

SOHU’s fundamentals are stronger than ever; we are building now to get up to higher ground in the second half of 2004. Our management team is strong and committed to this goal.

As you may have read in our press release today, the SOHU Board of Directors has approved a stock repurchase program. We believe that SOHU’s stock represents a sound investment for the company. We believe this repurchase program represents an effective method for building shareholder value. We are confident in the future of SOHU and believe this repurchase program articulates our confidence while at the same time allows us to maintain significant cash for strategic purposes.

In conclusion, we are committed to building from stronger-than-ever fundamentals to bring long-term sustainable growth and add shareholder value as we pull together to get to higher ground in second half of the year.

Thank you for your attention. Now Victor will take you through SOHU’s business operations.

Victor?

Victor Koo:

Thank you Charles. Thank you all for being with us today. Our revenues of 25.9 million in the first quarter represented 80% growth year-on-year and 5% growth over the previous quarter. Advertising sales performed strongly, while we experience short –term transition in the wireless business line within our non-advertising sales.

Now I will discuss how each of our main business lines performed in the First Quarter.

On the corporate side of the business:

•	2004 is shaping up to be a very strong year for our advertising and search business. Let me first talk about Brand Advertising:

•	We outperformed on our own expectations in advertising and search despite the first quarter’s traditional Chinese New Year seasonality.

•	We are experiencing an immediate synergy with the newly acquired websites 17173.com and Focus.cn. These two verticals are riding the boom in the real estate and online games industries, where increasing competition is driving companies to online advertising to reach young and affluent urban consumers.

•	In another positive development, we see growth in sponsorships and other channel placement, such as auto, real estate and games that take inventory pressure off our homepage and news channel, which still account for a large portion of brand advertising placements.

•	Our price increases in brand advertising took effect, which helped offset the seasonality effect.

•	Now let me briefly discuss our Sponsored Search, the second component of our corporate services targeted specifically at small and medium sized enterprises

•	In sponsored search, Sohu is a leading early mover with a strong proprietary product and close brand association, since the name Sohu means “Search Fox” in Chinese. Our in-house directory of websites has been continuously maintained and expanded over the past seven years. As of the end of Q1 we had 64,000 retail clients, up from 55,000 retail clients in the previous quarter, which we believe is the largest client base for sponsored search in China.

•	We are launching our proprietary web-page search in the second quarter of 2004, which took us over one year to develop internally. With the addition of webpage search, our proprietary Search Offerings are complete. We believe this is one of Sohu’s strongest assets and a driver for future growth. The market for sponsored search is still in an early stage and is expected to benefit from the anticipated scaling of e-commerce from 2005 onwards.

Strong visibility in these areas has allowed us to guide advertising revenues (including both brand advertising and sponsored search) of US$50 million in 2004, an increase of 70% over the previous year.

Now, let me discuss

The consumer side of the business:

We divide our consumer lines in 3 components, wireless, online games and e-commerce. Our wireless business is experiencing a short-term transition, while our online games strategy is executing on schedule and we had a strong quarter of e-commerce revenues. Let me explain each in more detail:

•	E-subscriptions

We are going though a temporary transition in our wireless business line.

In the area of Short messaging services, or SMS, we continue to experience high churn in some of our existing products. SMS content and entertainment products such as news, weather, downloads, etc continue to be long-term applications. But selected community products are becoming out of fashion. Historically accumulated users of these products are becoming inactive. We expect a gradual downward trend in these community products.

On the positive side,

1)	we are moving aggressively in MMS and other 2.5G applications (WAP) beefing up our product development and marketing. MMS uptake is strong, but gains cannot outweigh the churn effects of older products. Our Sohu Miss MMS promotion is an innovative marketing campaign that receives positive response and lots of media attention. We also added exclusive content with NEC wireless products during the first quarter, that help us differentiate from our competitors. You will recall that we already have an exclusive partnership with Disney in wireless MMS services.

2)	We continue to expand our offline sales and marketing network. This quarter we expanded to 11 provinces, and we will expand into another 4 during Q2.

On the other hand, IVR, or interactive voice response, is currently growing rapidly in the market but we see this only as an opportunity with a very short term life cycle.

All in all, we expect the second half of the year will see more traction in our wireless value-added services. We believe we can re-ignite growth in our wireless business through product innovation in MMS and WAP, as well as the expansion of a localized sales and marketing network. The long-term outlook for SOHU’s wireless value-added services remains strong.

•	Online Game

Online games are an important component of our long-term business strategy. In the second quarter of 2004 we will launch for open-beta a new Online Game, a multi-player adaptation of the popular Chinese PC based game Blade Online, which was produced in China.

We believe it is an exciting new product with sophisticated kungfu fighting techniques, the first of its kind in the Chinese online games market. Preparations are going according to schedule and we hope to update you on the progress of Blade Online in our next conference call.

We believe the market for online games is in an early high-growth stage in which consolidation has yet to take place, therefore giving Sohu a viable opportunity to succeed.

•	Ecommerce

In the first quarter our e-commerce sales reached a record high of $1.3 mln, the highest quarterly sales in our 3-year old e-commerce operations. This is an encouraging sign and we strongly believe in the long-term opportunity for e-commerce in China. At this early stage we are willing to sacrifice some gross margins for revenues to make our mark in this promising but still nascent online sector.

We work closely together with Eachnet, the leading Chinese auction site owned by eBay in the e-commerce area. During the first quarter we renewed and expanded an annual cooperative agreement to promote auction and ecommerce in China. As part of this cooperation we launched a co-branded ‘Eachnet-SOHU Spring Promotion’, which is a registration drive for the Eachnet auction platform on the SOHU website that includes both online and offline marketing activities.

Finally, let me briefly list the progress we made on the product and marketing side during the first quarter.

•	With ESPN and Star Sports we signed an exclusive arrangement for the Formula One races, that will take place in China for the first time this September. We are excited about this cooperation because we can offer our advertising clients a great online racing platform on which to promote their brand before and during the F1 races.

•	We signed an exclusive agreement with NEC (China) Co., Ltd, one of the world’s leading solutions providers for broadband networking and mobile Internet, to bring copyrighted wireless ringtones to the Chinese market. We are keen to work with such a strong partner towards further cooperation in the Internet broadband content and wireless content business.

•	As I mentioned already, Sohu launched an innovative marketing campaign to increase consumer awareness of our MMS products called Miss MMS. We selected six young female students to become MMS Ambassadors, promoting our MMS products in six large cities in China. The promotion is generating strong media interest.

•	As mentioned too, we are launching our proprietary web-page search in the second quarter of 2004. During the first quarter we started integrating this new product into our existing search capability and revamped our Search Platform Brand of Sohu.net.

In conclusion

The Internet in China offers great opportunities and we are confident in our ability to capture the benefits of this growing market. Our longstanding momentum provides the ability to scale up our business to achieve sustainable, long-term growth and profitability.

Before I give the floor to Carol, let me note that there has been a very limited re-emergence of SARS in Beijing and China. We are taking precautionary measures to protect the health of our employees while allowing our business operations to run as smoothly as possible. We are monitoring developments closely. Our current belief is that the impact on our business operations will be limited.

Now it is Carol Yu’s turn, our Chief Financial Officer, to discuss some of the financial aspects of the first quarter.

Carol Yu:

Thank you Victor, and it is my pleasure to update you on our progress in the first quarter.

I. Revenues

Our revenues of 25.9 million in the first quarter represented 80% growth year-on-year and 5% growth over the previous quarter.

Turning first to advertising sales:

1. Advertising revenues grew 146% year-on-year and 16% quarter-on-quarter to US$ 11 mln in Q1.

2. During the quarter we took in record e-marketing orders and we have a Mar 31, 2004 backlog of $10 million (as compared to Q1 2003 of 6.4 mln)

3. Sponsored Search revenue of $2.0 mil continues to show steady growth, doubling year-over-year and increasing by 11% over Q4 2003.

Regarding non-advertising sales:

E-subscriptions revenue of $13.4 mil grew 52% year-on-year but was down by 6% over $14.2 mln in the fourth quarter. As Victor explained already, the key reason is the churn rate for some of our older products, On the positive side, there is modest sales growth resulting from our expanding Local Sales and Marketing network as well as our from MMS and WAP wireless platforms, but it was not sufficient to bring net revenue growth. Overall we believe we are dealing with a short-term challenge and we expect to turn the corner later this year.

II. Gross margin

Overall Gross Margins of 67% compared to 64% in the same period last year, but were lower than 72% gross margin recorded in Q4 2003.

A. Our Advertising Gross Margin in Q1 at 75% was 2 basis points lower than 77% in the previous quarter mainly due to reclassification of depreciation expenses from operating expenses to cost of revenues.

B. Our non-Advertising Gross Margins in Q1 dropped to 61% from 69% in the fourth quarter because of the following factors:

1. decreases in revenues from the high gross margin wireless community products due to high churn rate;

2. special promotions for some new wireless products in the 2nd tier cities

3. Increasing investment in content for our wireless services

4. Ecommerce gross margin dropped to 3% from 6% in Q4 also due to special promotions. Our long term strategy is to grow e-commerce and at this early stage we are willing to sacrifice some gross margin for revenues.

C. Operating profit margins in the first quarter were 41%, down from 45% mainly due to the reduction in non-advertising gross margins. The reduction in operating profit margin was to a lesser extent due to spending increases as we continue to adjust spending to business expansion while continuing to invest back into the business for long-term growth.

III. Operating expenses

A. Total spending (operating expenses plus the Cost of Revenue for Advertising) amounted to $9.5 mln in Q1, an increase of $800K from the fourth quarter of 2003. That is mainly attributable to salary&benefits and advertising&promotion expenses due to our acquisitions of 17173.com and Focus.cn, and as additional investment is made in improving our products and developing our online game business

B. Our headcount is 1,114, which includes 140 employees from 17173 and Focus who joined Sohu late in the fourth quarter of last year.

IV. Net income

A. Our USGAAP net income of $10.9 mln or 0.27 cents per share in Q1 came in at the low end of our guidance of between 0.27 and 0.29 cents per share. As we have explained already, the main reason is the slowdown in growth of non-advertising revenues.

V. Balance Sheet.

Let me now turn to the Balance Sheet. We often get questions from investors on our receivables collection especially as regards collections from the mobile operators. Our DSO at the end of Q1 was 60 days as compared to 67 days at the end of the first quarter of 2003. Our March 31, 2004 accounts receivable balance was 17.8 million including $ 8.2 million related to our advertising business and $ 8.8 million for e-subscriptions. As in the past, we had regular collections from our mobile operators. I would like you to note that we have never had a bad debt from a mobile operator.

At March 31, 2004, SOHU’s cash and marketable debt securities balance was US$150.4 million.

VI. Looking forward to Q2

You will find detailed guidance for the second quarter in our earnings release. But let me emphasize that we are going though a temporary transition in ONE of our business lines that is affecting growth for second quarter. We expect to turn the corner in Q2; there is potential upside to 2H 2004 and we will update you as we can. The outlook for our advertising and sponsored search is very solid and strong for the remainder of 2004.

Conclusion:

Before I open the floor for Q&A, let me conclude by saying we are going through a period in which we are building to get into higher ground in second half of the year. I have joined Sohu just over a month ago and I am thoroughly impressed by the upbeat team spirit and strong sense of mission that prevails throughout the company to reach greater heights. I believe we can deal with the short-term bumps in the road in our wireless business and come out of this even stronger than before.

Operator?